Supertel Hospitality, Inc. Reports Increased Revenues For The First Quarter 2006

NORFOLK, NE - May 12, 2006 - Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 77 hotels in 17 mid-western and eastern states, today announced its results for the first quarter ended March 31, 2006. The Company posted revenue of $15.7 million and a net loss of $195,000 for the quarter ended March 31, 2006 compared to a loss of $391,000 for the year ago period.

"Our first quarter of the year is traditionally softer than the second and third quarters primarily due to weather seasonality for most of our hotels except for our Florida locations, however, regardless of the season we provide our business and leisure travelers clean, friendly and affordable hotel accommodations," said Paul J. Schulte, chairman, president and CEO of Supertel Hospitality, Inc. "With fiscal responsibility, we have been able to continue to improve our property operating income percentages which have positively impacted our quarterly results, and in addition we have eight more hotels for this quarter than the comparative quarter a year ago which contributed to an increase in revenue and a shrinkage of the quarterly loss due in part to the additional hotels."

First Quarter Results

The Company had a net loss of $195,000 for the three months ended March 31, 2006 compared to a net loss of $391,000 from continuing operations for the same period ended March 31, 2005. Net loss available to common shareholders was $499,000, or $0.04 per diluted share, for the three months ended March 31, 2006, compared with net loss of $391,000, or $0.03 per diluted share, for the same period ended March 31, 2005. The net loss available to common shareholders was negatively impacted by a $304,000 preferred stock dividend which was not incurred in the year ago period.

Revenues for the three months ended March 31, 2006 compared to the three months ended March 31, 2005, increased $3.4 million or 27.7%. In the last half of 2005, the Company acquired seven additional hotels. In the first quarter of 2006, the Company purchased a Super 8 located in Clarinda, Iowa. The additional hotel revenue generated by these eight acquisitions, during the first quarter of 2006, totaled $2.8 million. The increase in room revenues was also due, in part, to an increase in average daily rate (ADR) of $3.55 or 6.9% and a 4.0% increase in occupancy, which resulted in a $3.18 or 11.3% increase of revenue per available room (RevPAR) for the first quarter of 2006, compared to the year ago period.

Hotel and property operations expenses for the three months ended March 31, 2006 increased $2.3 million or 24.9%. The additional expenses generated by the eight additional hotels for the first quarter of 2006 were $2.0 million. The net $300,000 increase in hotel and property operations expenses was primarily due to an increase in payroll, franchise fees, breakfast costs and utilities expense.

Interest expense increased by $363,000, due primarily to increased debt used for hotel acquisitions. The depreciation and amortization expense increased $393,000 for the first quarter of 2006 over the same period in 2005, which is primarily related to the eight additional hotels as well as asset additions outpacing the amount of assets exceeding their useful life.

The Company believes property operating income (POI) is a useful measure of the Company's operating efficiency of its hotel properties. POI, which is revenue from room rentals and other hotel services less hotel and property operations expenses, was increased by $1.1 million or 37.8% for the first quarter of 2006, compared to the year ago period.

The general and administration expense for the three months ended March 31, 2006 increased $78,000 or 13.0%. This is primarily related to professional and consulting fees.

Funds from operations (FFO) were $1.6 million, or $0.13 per diluted share, for the first quarter of 2006, compared to $1.3 million or $0.11 per diluted share, for the same quarter of 2005.

Significant events for the three months ended March 31, 2006 include:

o The Company acquired a 40-room Super 8 hotel located in Clarinda, Iowa. The purchase price was approximately $1.3 million.

o The Company declared dividends for the first quarter ended March 31, 2006 of $.09 per share, an increase of $.03 from the first quarter 2005 of $.06 per share.

o On February 17, 2006, the Company extended the maturity date of its loan agreement with Great Western Bank from January 13, 2007 to January 13, 2008 and the date on which the loan limit is reduced from $22 million to $20 million from February 1, 2006 to February 13, 2007.

Additionally, on May 8, 2006 the Company acquired the 145-room Comfort Inn Conference Center in Erlanger, Kentucky, located near the Cincinnati - Northern Kentucky International Airport. The purchase price was approximately $3.4 million.

About Supertel Hospitality, Inc.

Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 77 hotels in 17 mid-western and eastern states. The Company's hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Suites at Key Largo, Days Inn, Ramada Limited, Guest House Inn and Sleep Inn. This diversity enables the Company to participate in the best practices of each of these respected hospitality partners. The Company specializes in limited service hotels, which do not normally offer food and beverage service. For more information or to make a hotel reservation, visit www.supertelinc.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company's filings with the Securities and Exchange Commission.

The following table sets forth the Company's unaudited results of operations for the three months ended March 31, 2006 and 2005, respectively.

Unaudited - In thousands, except per share data:

                                                       Three Months Ended
-------------------------------------------------------------------------------
                                                            March 31,
-------------------------------------------------------------------------------
                                                       2006         2005
-------------------------------------------------------------------------------
REVENUES
   Room rentals and other hotel services             $ 15,690    $ 12,262
   Other                                                   30          45
-------------------------------------------------------------------------------
                                                       15,720      12,307
-------------------------------------------------------------------------------

EXPENSES
   Hotel and property operations                       11,696       9,363
   Depreciation and amortization                        2,056       1,663
   General and administrative                             679         601
-------------------------------------------------------------------------------
                                                       14,431      11,627
-------------------------------------------------------------------------------

EARNINGS FROM CONTINUING OPERATIONS
   BEFORE NET LOSSES ON DISPOSITIONS OF
   ASSETS, INTEREST EXPENSE AND
   MINORITY INTEREST                                   1,289         680

Net losses on dispositions of assets                      (4)         (1)
Interest expense                                      (1,756)     (1,393)
Minority interest                                        (48)        (53)
-------------------------------------------------------------------------------

LOSS FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES                                  (519)       (767)

Income tax benefit                                       324         376
-------------------------------------------------------------------------------
NET LOSS                                                (195)       (391)

Preferred stock dividend                                (304)          -
-------------------------------------------------------------------------------
NET LOSS AVAILABLE
   TO COMMON SHAREHOLDERS                             $ (499)     $ (391)
                                                  =============  ==========

NET LOSS PER SHARE - BASIC AND DILUTED:
-------------------------------------------------------------------------------
Net loss available to common shareholders             $ (0.04)    $ (0.03)
                                                  =============  ==========

Unaudited - In thousands, except per share data:

                                                            Three months
                                                           ended March 31,
                                                         2006           2005
-------------------------------------------------------------------------------

Weighted average number of shares outstanding -
  basic and diluted                                     12,064         12,060
                                                    ============   ============

Weighted average number of shares outstanding for
 calculation of FFO per share - basic and diluted       12,064         12,060
                                                    ============   ============

Reconciliation of net loss to FFO
Net loss available to common shareholders               $ (499)        $ (391)
Depreciation and Amortization                            2,056          1,660
Losses on disposition of real estate assets                  4              1
-------------------------------------------------------------------------------
FFO available to common shareholders (1)               $ 1,561        $ 1,270
                                                    ============   ============

 FFO per share - basic and diluted                      $ 0.13         $ 0.11
                                                    ============   ============


(1) FFO is a non-GAAP financial measure. The Company considers FFO to be a market accepted measure of an equity REIT's operating performance, which is necessary, along with net earnings, for an understanding of the Company's operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with U. S. generally accepted accounting principles ("GAAP"), excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes its method of calculating FFO complies with the NAREIT definition. FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income
(loss) (computed in accordance with GAAP) as an indicator of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to pay dividends or make distributions. All REITs do not calculate FFO in the same manner; therefore, the Company's calculation may not be the same as the calculation of FFO for similar REITs.

The Company uses FFO as a performance measure to facilitate a periodic evaluation of its operating results relative to those of its peers, who like Supertel Hospitality, Inc., are typically members of NAREIT. The Company considers FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of our performance.

The following table sets forth the continuing operations of the Company's hotel properties for the three months ended March 31, 2006 and 2005, respectively. The continuing operations comparisons below include the Company's 77 and 69 hotels for the respective quarters. This presentation includes non-GAAP financial measures. The Company believes that the presentation of hotel property operating results (POI) on a continuing operations basis is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels' results.

Unaudited - In thousands, except statistical data:

                                                           Three Months
                                                          Ended March 31,
                                                     2006                2005
-------------------------------------------------------------------------------
Continuing operations:
    Revenue per available room (RevPAR)          $ 31.44                $ 28.26
    Average daily room rate (ADR)                $ 55.02                $ 51.47
    Occupancy percentage                           57.1%                  54.9%

Room rentals and other hotel services from
continuing operations                          $ 15,690               $ 12,262
                                           ===============       ==============

Continuing operations revenue from room
 rentals and other hotel services consists of:
    Room rental revenue                        $ 15,269               $ 11,940
    Telephone revenue                                33                     44
    Other hotel service revenues                    388                    278
-------------------------------------------------------------------------------
Total revenue from room rentals and other
 hotel services                                $ 15,690               $ 12,262
                                           ===============       ==============

Hotel and property operations expense
 from continuing operations                    $ 11,696                $ 9,363
                                           ===============       ==============

Property Operating Income ("POI")
(Continuing operations revenue from
room rentals and other hotel services
less Continuing operations of hotel and
 property operations expense)                   $ 3,994                $ 2,899
                                           ===============       ==============

POI as a percentage of continuing operations
 revenue from room rentals and other hotel
 services ("POI Margin")                          25.5%                  23.6%
                                           ===============       ==============


RECONCILIATION OF NET LOSS TO POI
Net loss                                         $ (195)                $ (391)
Depreciation and amortization                     2,056                  1,663
Losses on disposition of assets                       4                      1
Interest expense                                  1,756                  1,393
Minority interest                                    48                     53
General and administrative expense                  679                    601
Income tax benefit                                 (324)                  (376)
Other revenues                                      (30)                   (45)
-------------------------------------------------------------------------------
POI                                             $ 3,994                $ 2,899
                                           ===============        =============



     Contact:
     Supertel Hospitality, Inc.
     Donavon A. Heimes
     402/371-2520
     Dheimes@supertelinc.com